Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 16, 2019 (except for Note 15 “Discontinued Operations” as to which the date is October 4, 2019) on the consolidated financial statements of Transportation and Logistics Systems, Inc. and Subsidiaries for the years ended December 31, 2018 and 2017, included herein on the Registration Statement of Transportation and Logistics Systems, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

October 10, 2019